Exhibit 99.1

Execution Version

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NEW YORK 10013	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. ONE BRYANT PARK NEW YORK, NY 10036	WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC 550 S. TRYON STREET, 6TH FLOOR CHARLOTTE, NC 28202

WELLS FARGO BANK, NATIONAL ASSOCIATION 1000 LOUISIANA ST., 9TH FLOOR HOUSTON, TX 77002	J.P. MORGAN SECURITIES LLC 383 MADISON AVENUE NEW YORK, NY 10179	JPMORGAN CHASE BANK, N.A. 270 PARK AVENUE NEW YORK, NY 10017

CAPITAL ONE SECURITIES, INC. CAPITAL ONE, N.A. 1000 LOUISIANA ST, SUITE 3950 HOUSTON, TX 77002	THE BANK OF NOVA SCOTIA 711 LOUISIANA STREET, SUITE 1400, HOUSTON, TEXAS, USA 77002	COMERICA BANK 5757 MEMORIAL DR., STE. 2 HOUSTON, TX 77007

REGIONS CAPITAL MARKETS REGIONS BANK 1180 WEST PEACHTREE STREET NW, SUITE 1400, ATLANTA, GEORGIA 30309

March 4, 2015

C&J Energy Services, Inc.

3900 Rogerdale

Houston, TX 77042

Attention: Randall C. McMullen, Jr.

PROJECT NAVY

BACKSTOP COMMITMENT LETTER

Ladies and Gentlemen:

Reference is made (i) to the Amended and Restated Commitment Letter, dated as of July 15, 2014, among C&J Energy Services, Inc., a Delaware corporation (the “Company” or “you”), Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Bank of America, N.A. (“BofA”), WF Investment Holdings, LLC (“WF Investment”), Wells Fargo Securities, LLC (“WFS”), Wells Fargo Bank, National Association (“WF”), J.P. Morgan Securities LLC (“JPMS”), JPMorgan Chase Bank, N.A. (“JPMCB”), Capital One Securities, Inc. (“Capital One Securities”), Capital One, N.A. (“Capital One”), Regions Capital Markets, a division of Regions Bank (“RCM”), Regions Bank (“Regions”), Comerica Bank (“Comerica”) and The Bank of Nova Scotia (“BNS”); Citi (as defined below), together with MLPFS, BofA, WF Investment, WFS, WF and JPMS, Capital One Securities, Capital One, RCM, Regions, BNS, each a “Commitment Party” and collectively, the “Commitment Parties”, “we” or “us”), Amegy Bank National Association (“Amegy”), DNB Markets, Inc.

(“DNB Markets”) and DNB Capital LLC (“DNB”), as amended or otherwise modified, including by the Joinder to Amended and Restated Commitment Letter, dated August 19, 2014, and by Amendment No. 1 to the Amended and Restated Commitment Letter, dated November 19, 2014 (as so amended, together with all exhibits and annexes thereto, the “Existing Commitment Letter”), which amended and restated in its entirety the Commitment Letter, dated as of June 25, 2014, between the Company and Citigroup Global Markets Inc. (the “Original Commitment Letter”) and (ii) to the Second Amended and Restated Fee Letter, dated July 15, 2014 ( the “Existing Fee Letter”), among the Company and certain of the Commitment Parties, which amended and restated in its entirety the Amended and Restated Fee Letter, dated July 5, 2014.

You have further advised us that, upon the establishment of the Term B Facilities and the Revolving Credit Facility under the documentation contemplated by the Existing Commitment Letter (the “Proposed Credit Facilities”) and the initial fundings thereunder the Term Borrower intends to upsize such Term B Facilities as defined in the Existing Commitment Letter by obtaining additional commitments applicable thereto as contemplated hereunder (such additional commitments, the “Additional Term B Facilities Amount”) in an aggregate principal amount equal to $285,000,000 to be consummated by the execution of an amendment to the Proposed Credit Facilities in the form substantially as set forth on Exhibit C, the “Amendment”). Capitalized terms used herein or in the Term Sheets, but not defined herein or therein shall have the meanings assigned to them in the Existing Commitment Letter or, to the extent not defined therein, in the Summaries of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; this commitment letter, the Term Sheet, Exhibits B and C attached hereto and the Flex Letter, collectively, the “Commitment Letter”).

Subject to the terms and conditions of this Commitment Letter, each of Citigroup Global Markets Inc. (“CGMI”), on behalf of itself, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby (collectively, “Citi”), BofA, WF, WFIH, JPMCB, Capital One Securities, Capital One, RCM, Regions, Comerica and BNS is pleased to inform the Company of its several, but not joint, commitment to provide the percentage of the entire principal amount of the Additional Term B Facilities Amount as set forth on Schedule I hereto opposite such Commitment Party’s name. Upon the consummation of the Proposed Credit Facilities and the funding of the Bridge Loans on the Closing Date (as defined in the Existing Commitment Letter), the Company, on behalf of the Borrowers, and each of the Commitment Parties hereby commits to execute and deliver the Amendment, in accordance with its terms, and the Company, on behalf of the Borrowers, hereby agrees to borrow the aggregate principal amount of Additional Term B Facilities Amount as contemplated hereby on the terms set forth in Exhibit A herein and repay all outstanding amounts under, and terminate the Bridge Facility.

Section 1. Conditions Precedent. Each Commitment Party’s commitments and other obligations hereunder are subject solely to the satisfaction of the conditions set forth in this Section 1 and (a) the conditions set forth in the section entitled “Closing Conditions” in Exhibit A hereto, and (b) the conditions set forth in Exhibit B hereto and, upon satisfaction (or waiver by the Lead Arrangers) of such conditions, the initial funding of the Additional Term B Facilities Amount shall occur.

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“Facilities Documentation” shall mean definitive documentation with respect to each of the Revolving Credit Facility and the Term B Facilities, including without limitation credit agreements (such credit agreement to be entered into pursuant to the Existing Commitment Letter, the “Proposed Credit Agreement”), security agreements, guarantees and other agreements incorporating substantially the terms and conditions outlined in the Existing Commitment Letter and otherwise reasonably satisfactory to the Commitment Parties and you.

Notwithstanding anything in this Commitment Letter (including the Term Sheet), the Existing Commitment Letter, the Existing Fee Letter, the Flex Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Additional Term B Facilities on the Closing Date if the relevant conditions set forth in this Section 1, under the heading “Closing Conditions” in Exhibit A and the conditions set forth in Exhibit B are satisfied or otherwise waived.

Section 2. Commitment Termination. Each Commitment Party’s commitments and other obligations set forth in this Commitment Letter with respect to the Additional Term B Facilities Amount will terminate on the earliest to occur of (a) the earlier of (i) the fifth business day following the termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement as in effect on June 25, 2014 and (ii) March 31, 2015, if the Merger shall not have been consummated on or prior to that date, (b) the consummation of an amendment or an amendment and restatement of the Existing Commitment Letter providing for an increase in the Term B Facilities in an aggregate principal amount equal to or greater than the aggregate principal amount of the Additional Term B Facility and the termination of the commitments in respect of the Bridge Facilities in their entirety, and (c) the consummation of the Merger without the funding of the Bridge Loans, unless in any case the Commitment Parties shall agree to an extension in writing. Notwithstanding the foregoing, the termination of the Commitment Parties’ commitment and other obligations hereunder will not affect Sections 3 through 9 (except, in the case of Section 3 hereof, with respect to the incorporation by reference of Section 3 of the Existing Commitment Letter), which provisions will survive any such termination; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections), (b) confidentiality of the Flex Letter and the contents thereof and (c) the Flex Letter) shall automatically terminate and be superseded by the provisions of the Additional Term B Facilities Amount Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions expressly stated herein. Each of the parties hereto agrees that the Amendment has been negotiated in good faith.

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Section 3. Syndication; Indemnification; Costs and Expenses, etc. The terms of Sections 3, 5, 6 (without duplication), 7 and 8 of the Existing Commitment Letter are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Existing Commitment Letter, the Existing Fee Letter, the Flex Letter or any other agreement or undertaking concerning the financing of the Transactions to the contrary, (i) none of the foregoing (including your compliance with the terms of this Section 3) shall constitute a condition to the commitments of any Commitment Party to the Facilities hereunder or the funding or availability of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities (including the Additional Term B Facility) shall constitute a condition to the commitments of any Commitment Party to the Facilities (including the Additional Term B Facility) hereunder or the funding or availability of the Facilities (including the Additional Term B Facility) on the Closing Date; provided that notwithstanding Section 7 below, the Company may disclose this Commitment Letter in one or more press releases or in one or more filings (including filings on Form 8-K) made with the Securities and Exchange Commission.

Section 4. Fees. In addition to the fees described in this Commitment Letter and the Existing Fee Letter, the Company will pay (or cause to be paid) the non-refundable fee (if any) set forth in the Flex Letter dated the date hereof (as amended or otherwise modified from time to time, the “Flex Letter”) between the Company and Commitment Parties. The terms of the Existing Fee Letter and the Flex Letter are acknowledged and agreed by each Commitment Party, are an integral part of the Commitment Parties’ commitments and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5. No Third Party Reliance, Not a Fiduciary, Etc. The agreements of each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Additional Term B Facilities Amount are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. The Company may not assign or delegate any of its rights or obligations hereunder without the Commitment Parties’ prior written consent (not to be unreasonably withheld or delayed) except to Red Lion or USAcq simultaneously with, or immediately prior to, the consummation of the Merger. This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

The Company hereby acknowledges that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. The Company and each Commitment Party hereby expressly disclaim any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that no Commitment Party has advised or is advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.

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The Company understands that each Commitment Party and its affiliates (such Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company or its affiliates or other entities connected with the Additional Term B Facilities Amount or the transactions contemplated hereby.

In recognition of the foregoing, the Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to the Company. Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, the Company agrees that no Group nor any member or business of any Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Company except in connection with its services to, and its relationship with, the Company; provided, that each Group will be free to disclose information as provided in Section 7 of the Existing Commitment Letter.

Section 6. Governing Law, Etc. This Commitment Letter and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Commitment Letter and the transactions contemplated hereby will be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier will be as effective as delivery of an original executed counterpart of this Commitment Letter.

The parties hereto confirm that the Existing Commitment Letter remains in full force and effect and has not been amended or modified by this Commitment Letter in any respect; provided that the Lead Arrangers (as defined in the Existing Commitment Letter) and the Company agree that, without reducing their commitments under the Existing Commitment Letter, the contemplated purchase price reduction under the Merger Agreement pursuant to Amendment No. 1 dated February 5, 2015 will be implemented by reducing the drawings to be made under the Bridge Facility on the Closing Date to $250 million. The parties hereto acknowledge and agree that

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pursuant to the Existing Commitment Letter, the Lead Arrangers, the Term Borrower and the Commitment Parties holding, in the aggregate, a majority of the commitments under the Facilities hereby exercise their right to reallocate $100 million of commitments under the Bridge Facility to the Term B Facilities.

Section 7. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Section 8. Consent to Jurisdiction, Etc. Each of the parties hereto irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any person arising out of or in any way relating to this Commitment Letter or the transactions contemplated hereby in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, (ii) to the fullest extent permitted by applicable law, submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or in such federal court, (iii) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action, litigation or proceeding arising out of or relating to this Commitment Letter in any court referred to in this Section 8, (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court and (v) consents to the service of any process, summons, notice or document in any such action, litigation or proceeding by registered mail addressed to such person at its address specified on the first page of this Commitment Letter. A final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9. Patriot Act Compliance. Each Commitment Party hereby notifies the Company that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Commitment Party to identify the Company in accordance with the Patriot Act. In that connection, each Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Flex Letter and returning them to Mohammed Baabde, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (fax: (646) 441-4554) at or before 11:59 p.m. (New York City time) on March 4, 2015, the time at which the commitments and other obligations of the Commitment Parties hereunder (if not so accepted or extended by the Commitment Parties prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

[Remainder of page intentionally left blank; signature pages follow.]

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Scott Schlossel

Name:	Scott Schlossel
Title:	Managing Director

[Signature Page to Backstop Commitment Letter]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Gerard P. Rooney
Name:	Gerard P. Rooney
Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Gerard P. Rooney
Name:	Gerard P. Rooney
Title:	Managing Director

[Signature Page to Backstop Commitment Letter]

WELLS FARGO SECURITIES, LLC

By:	/s/ Whitney Wall
Name: Whitney Wall
Title: Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scott M. Yarbrough
Name: Scott M. Yarbrough
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Janek
Name: Michael Janek
Title: Managing Director

[Signature Page to Backstop Commitment Letter]

J.P. MORGAN SECURITIES LLC

By	/s/ Jack D. Smith
Name: Jack D. Smith
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By	/s/ Stephanie Balette
Name: Stephanie Balette
Title: Authorized signatory

[Signature Page to Backstop Commitment Letter]

CAPITAL ONE SECURITIES, INC.

By	/s/ Robert C. Mertensotto
Name:	Robert C. Mertensotto
Title:	Senior Managing Director

CAPITAL ONE, N.A.

By	/s/ Matthew Molero
Name:	Matthew Molero
Title:	Senior Vice President

[Signature Page to Backstop Commitment Letter]

COMERICA BANK

By	/s/ Bradley Kuhn
Name:	Bradley Kuhn
Title:	AVP

[Signature Page to Backstop Commitment Letter]

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By	/s/ Walter Balch
Name:	Walter Balch
Title:	Managing Director

REGIONS BANK

By	/s/ Walter Balch
Name:	Walter Balch
Title:	Managing Director

[Signature Page to Backstop Commitment Letter]

THE BANK OF NOVA SCOTIA

By	/s/ John Frazell
Name:	John Frazell
Title:	Director

[Signature Page to Backstop Commitment Letter]

ACCEPTED AND AGREED:

C&J ENERGY SERVICES, INC.

By:	/s/ Randall C. McMullen, Jr.
Name:	Randall C. McMullen, Jr.
Title:	President and Chief Financial Officer

[Signature Page to Backstop Commitment Letter]

ADDITIONAL TERM B FACILITIES AMOUNTS COMMITMENTS

Commitment Party	Commitment Percentage	Additional Term B Facilities Amount
Citi	46.50%	$132,526,000
BofA	18.60%	$53,010,000
WFIH	12.24%	$34,875,000
WF	1.71%	$4,882,000
JPMCB	13.95%	$39,757,000
Capital One	2.50%	$7,125,000
Comerica	2.50%	$7,125,000
Regions	1.00%	$2,850,000
BNS	1.00%	$2,850,000

Total:	100%	$285,000,000

SCHEDULE 1 - 17

EXHIBIT A

Project Navy

Additional Term B Facility

Summary of Principal Terms and Conditions

Parties

Parent:	C&J Energy Services, Ltd., a Bermuda exempted company (“Parent”).

Holdings:	A newly-formed Luxembourg limited liability company and direct wholly-owned subsidiary of Parent (“Holdings”).

Term Borrower:	CJ Holding Co. (the “Term Borrower”).

Guarantors:	Same as the Proposed Credit Agreement.

Administrative Agent:	Same as the Proposed Credit Agreement.

Syndication Agents and Documentation Agents:	Same as the Proposed Credit Agreement.

Joint Lead Arrangers and Bookrunners:

Citi, MLPFS, WFS and JPMS will act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”) for the Additional Term B Facilities Amount and will perform the duties customarily associated with such roles.

Facilities

Type and Amount of Additional Term B Facility:

Additional senior secured term loans in an aggregate principal amount equal to $285.0 million to be made under the Five-Year Term B Facility and the Seven-Year Term B Facility on the Closing Date (as defined in the Proposed Credit Agreement) (the “Additional Term B Facility”); provided that the allocation of commitments of the Commitment Parties under the Additional Term B Facility as between the Five-Year Term B Facility and the Seven-Year Term B Facility shall be determined by the Lead Arrangers in consultation with the Borrowers; provided, however, that in no event shall (x) the aggregate principal amount of the Five-Year Term B Facility after giving effect to the

Additional Term B Facility be equal to or greater than $600.0 million following any such allocation without the prior written consent of the Term Borrower or (y) the aggregate principal amount of the Seven-Year Term B Facility after giving effect to the Additional Term B Facility be equal to or greater than $750.0 million following any such allocation without the prior written consent of the Term Borrower.

Final Maturity and Amortization:	Same as the Proposed Credit Agreement.

Purpose and Availability:	The full amount of the Additional Term B Facilities Amount must be drawn in a single drawing on the Closing Date and applied to fund a portion of the Restructuring Costs and the other Transactions as set forth in the Transaction Description and/or to refinance a portion of the Facilities (as defined in the Existing Commitment Letter). Amounts borrowed under the Additional Term B Facility that are repaid or prepaid may not be re-borrowed.

Security:	Same as the Proposed Credit Agreement.

Senior Secured Documentation:	The definitive documentation governing the Additional Term B Facility will be the Facilities Documentation, including the Proposed Credit Agreement as amended by the Amendment, and will in each case be subject to the Documentation Principles set forth in the Existing Commitment Letter.

To the extent applicable, the words and phrases “to be agreed,” “customary” and similar words and phrases used herein will be interpreted in light of the Documentation Principles.

Certain Payment Provisions

Interest Rates:	As set forth on Annex B hereto.

Default Rate:	Same as the Proposed Credit Agreement.

Optional Prepayments and Reductionsin Commitments:	Same as the Proposed Credit Agreement.

Mandatory Prepayments:	Same as the Proposed Credit Agreement.

Prepayment Premium:	Applicable to all loans (after giving effect to the Amendment) under the Five Year Term B Facility and the Seven Term B Facility as follows:

Any mandatory prepayment of the Five-Year Term B Facility (other than any such prepayment required pursuant to clause (a) above under “Mandatory Prepayments”) and any voluntary prepayment of the Five-Year Term B Facility (which, for the avoidance of doubt, shall be deemed to include “soft-call” repricing protection), in each case, on or after the Closing Date but prior to the first anniversary of the Closing Date, shall be accompanied by a premium equal to 4% of the principal prepaid. No such premium shall apply to any prepayment of the Five-Year Term B Facility on and after the first anniversary of the Closing Date.

Any mandatory prepayment of the Seven-Year Term B Facility (other than any such prepayment required pursuant to clause (a) above under “Mandatory Prepayments”) and any voluntary prepayment of the Seven-Year Term B Facility (which, for the avoidance of doubt, shall be deemed to include “soft-call” repricing protection) shall be accompanied by a premium equal to (i) on or after the Closing Date but prior to the first anniversary of the Closing Date, 7.5% of the principal prepaid and (ii) on and after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 5% of the principal prepaid. No such premium shall apply to any prepayment of the Seven-Year Term B Facility on and after the second anniversary of the Closing Date.

Application of Prepayments:	Same as the Proposed Credit Agreement.

Incremental Facilities:	The Borrowers shall have the right at any time and from time to time after the completion of the primary syndication (as determined by the Lead Arrangers), so long as no event of default then exists or would result therefrom, to increase the commitments in respect of the Revolving Credit

Facility (each, an “Incremental Revolving Facility”) in an aggregate principal amount of up to $100.0 million; provided that the terms and provisions of any Incremental Revolving Facility shall be identical to the terms and provisions of the Revolving Credit Facility at such time of increase and, for the avoidance of doubt, the Incremental Revolving Facility shall be comprised of additional commitments under the Revolving Credit Facility and shall not constitute a separate standalone revolving credit facility. No Lender under the Senior Credit Facilities shall have any obligation to provide any such increased commitment and each such Lender may refuse to provide any such extension of credit in its absolute and sole discretion. The Borrowers may seek commitments from existing Lenders and new Lenders reasonably acceptable to the Administrative Agent.

Refinancing Facilities:	Same as the Proposed Credit Agreement.

Certain Conditions

Closing Conditions:	The commitments of the Commitment Parties under the Additional Term B Facility shall be subject only to the conditions precedent set forth in Section 1 of the Commitment Letter and on Exhibit B.

On-Going Conditions:	Same as the Proposed Credit Agreement.

Representations, Covenants and Events of Default

Representations and Warranties:	Same as the Proposed Credit Agreement.

Reporting Covenants:	Same as the Proposed Credit Agreement.

Affirmative Covenants:	Same as the Proposed Credit Agreement.

Negative Covenants:	Same as the Proposed Credit Agreement.

Financial Covenants:	Same as the Proposed Credit Agreement (provided that, for the avoidance of doubt, no Financial Covenants will apply to any portion of the Additional Term B Facility that is allocated to the Seven-Year Term B Facility) amended as follows:

With respect to the Revolving Credit Facility and the Five-Year Term B Facility only, the Senior Secured Documentation will contain the following financial covenants (each of the following to be tested quarterly commencing with the first full fiscal quarter following the Closing Date) (collectively, the “Financial Covenants”):

1. A maximum “Total Leverage Ratio” (to be defined) of Parent and its restricted subsidiaries of (i) 4.50:1.00 as of the end of each of the first three fiscal quarters ending after the Closing Date, (ii) 4.25:1.00 as of the end of the fourth, fifth and sixth fiscal quarter ending after the Closing Date and (iii) 4.00:1.00 as of the end of each fiscal quarter ending thereafter.

2. A minimum “Interest Coverage Ratio” (to be defined) of Parent and its restricted subsidiaries of 3.00:1.00.

Events of Default:	Same as the Proposed Credit Agreement.

Miscellaneous

Voting:	Same as the Proposed Credit Agreement.

Assignments and Participations:	Same as the Proposed Credit Agreement.

Yield Protection:	Same as the Proposed Credit Agreement.

Defaulting Lenders:	Same as the Proposed Credit Agreement.

Expenses and Indemnification:	Same as the Proposed Credit Agreement.

Governing Law and Forum:	The laws of the State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Senior Secured Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Administrative Agent:	Latham & Watkins LLP

ANNEX B

Interest Rates

Interest Rates:	The Borrowers will be entitled to make borrowings based on ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The “Applicable Margin” shall be the same as contemplated in the Proposed Credit Agreement; provided, that such Applicable Margin shall be subject to section 3 of the Flex Letter.

The calculation and payment of interest and any applicable interest rate floors shall be the same as in the Proposed Credit Agreement.

B-1

EXHIBIT B

Project Navy

Summary of Additional Conditions

Each Commitment Party’s commitments with respect to the Additional Term B Facilities Amount and any borrowings thereunder shall be subject to the following conditions:

1. The Merger (as defined in the Existing Commitment Letter) shall have occurred and all or a portion of the Facilities (including the Bridge Facility) (both terms as defined in the Existing Commitment Letter) shall have been funded and/or made available.

2. The Lenders shall have received customary legal opinions (including, among other things, customary non-contravention opinions with respect to the existing material debt facilities of the Company, the Target and their respective subsidiaries), customary evidence of authorization, customary officers’ certificates, borrowing notices, good standing certificates (to the extent applicable) of USAcq, the Company, and the other Guarantors in their respective jurisdictions of organization and a solvency certificate of Parent’s chief financial officer in substantially the form of Annex I hereto.

3. The Lenders shall have received at least three business days prior to the Closing Date all documentation and other information about you, USAcq, the Guarantors and your respective subsidiaries as has been reasonably requested in writing at least ten days prior to the Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

4. All fees required to be paid on or prior to the Closing Date pursuant to the Term Sheets, the Flex Letter, the Existing Fee Letter, out-of-pocket expenses and reasonable legal fees required to be paid on or prior to the Closing Date pursuant to the Commitment Letter shall, concurrently with the Closing Date, have been paid (which amounts may be offset against the proceeds of the Additional Term B Facilities Amount).

5. As a condition to the Additional Term B Facilities Amount, the Lead Arrangers shall have received, not later than 15 business days prior to the Closing Date, such information relating to the Additional Term B Facilities Amount as is suitable for use in a customary syndication of bank financing (other than information customarily provided by the Lead Arrangers). If the Company reasonably believes in good faith that it has delivered the Confidential Information Memorandum required to be delivered pursuant to this paragraph, the Company may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have satisfied its requirements under this paragraph on the date specified in such notice and the 15 business day period referenced above shall be deemed to have commenced on the date specified in such notice, unless any Lead Arranger in good faith reasonably believes that the Company has not delivered the Confidential Information Memorandum and, within three business days after receipt of the notice from the Company, such Lead Arranger delivers a written notice to the Company to that effect (stating with specificity which information is required to satisfy the Company’s requirement to provide a Confidential Information Memorandum).

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ANNEX I to

EXHIBIT B

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of Nabors Red Lion Limited, a Bermuda exempted company ( “Parent”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section             of the Credit Agreement, dated as of             , among             (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Parent and its subsidiaries taken as a whole are sold in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Parent and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

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(e) “Do not have Unreasonably Small Capital”

Parent and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by Parent and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of Parent under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section             of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of Parent, I am familiar with the financial condition of Parent and its subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Parent that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Parent and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Parent and its subsidiaries taken as a whole exceeds their Liabilities; (iii) Parent and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Parent and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, Parent has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

NABORS RED LION LIMITED

By:
Name:
Title:

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EXHIBIT C

FORM OF AMENDMENT TO PROPOSED CREDIT AGREEMENT

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